Exhibit 99.1

CROWDGATHER, INC. ACQUIRES LEFORA

•	New Market Leader Now Offers 90+ Million Monthly Targeted Pageviews and Market-Defining User Experience

Woodland Hills, CA and San Francisco CA -- July 26, 2010 --- One of the leading forum networks, CrowdGather today announced that it has signed a definitive agreement to acquire the technical assets from Lefora, to consolidate CrowdGather’s market leadership in the hosted forum market.  The CrowdGather network combined with Lefora’s hosted forum properties will offer a search engine and social media-friendly network of forum communities that serves over 90 million monthly pageviews. The acquisition is an all-stock transaction, with key employees of Lefora working with CrowdGather’s team for the technical integration.

Launched in April of 2008 to critical acclaim, Lefora has built up a user base of over 100,000 forum communities by virtue of its advanced functionality, combined with the simple user experience. Lefora allows less technical people to start their own community with a form-based editor to set up a forum that is also enabled for social media and search engine optimization.  We believe the combination of Lefora’s technology and CrowdGather’s network and monetization capabilities will be make CrowdGather one of the leaders in the hosted forum market by both reach and user experience.

"Our technology will be seamlessly integrated into CrowdGather's extensive network," said Paul Bragiel, Lefora's founder and CEO.  "We couldn’t pass up the opportunity to work with a team that shares the same vision and will help accelerate the adoption of Lefora’s technology by forum users."

“The acquisition of Lefora expands our leadership in the hosting and platform business and gives us advanced technical functionality that is both proven and acclaimed as among the best in the business,” said CrowdGather CEO and founder Sanjay Sabnani. “We believe CrowdGather is now a market leader, both in terms of innovation and scale. We now have advanced forum technology, coupled with the scale of distribution across multiple verticals that we believe is compelling to advertisers.”

CrowdGather's recent acquisitions of digital ad agency ADISN along with  leading free forum provider, Freeforums.org will create more opportunity for growth and revenue going forward.  The acquisition is an all stock transaction based on the average of the trailing fifteen days’ closing price.  In conjunction with the deal CrowdGather has also acquired a license to use the technology of Tal.ki, the leader in embeddable forums. Talki, Inc. is acquiring the namesake technology and remaining assets of Lefora, Inc.

CrowdGather's community of forum owners will now have access to features offered by Lefora such as weekly newsletters, the ability to embed media from third-party services like Flickr, YouTube, and Tal.ki and Search Engine Optimization for driving new traffic.

This is the third major acquisition by CrowdGather this year. Most recently, CrowdGather acquired ADISN, a next generation Digital Ad Agency that uses relationship data from the social web to enhance targeting. In March 2010, CrowdGather acquired one of the largest free forum community hosting platforms, FreeForums.org.

About Lefora
Lefora was founded by a core team of Internet and games pioneers who got fed up with the lack of features available in online forums.  Lefora’s mission is to transform one of the largest and most active parts of the Internet, forums, by letting anybody create their own forum in under a minute.  Lefora is a privately-held company based in San Francisco, CA, founded in 2008.

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:   Sanjay Sabnani
                                  Phone: 818-435-2472 x 101
                                  Email: sanjay@crowdgather.com

Media Contact:       Stacey Sanner
   Phone: 425-896-8505
   Email: staceysanner@hotmail.com